Exhibit 3

EXECUTION VERSION

STATE OF WISCONSIN	CIRCUIT COURT	MILWAUKEE COUNTY

Buttonwood Tree Value Partners, LP, et al.	Case No. 08-CV-002963

Plaintiff,

v.

Bruce M. Smith, et al.,

Defendant.

The Allen Dragge Jr. Tr; , et al.	Case No. 11-CV-001100

Plaintiffs,

v.

Bruce M. Smith, et al.,

Defendant.

1974 Suzanne D. Icaza Trust; et al.,	Case No. 11-CV-001869

Plaintiffs,

v.

Bruce M. Smith, et al.,

Defendant

STIPULATION AND AGREEMENT OF COMPROMISE AND SETTLEMENT

This Stipulation and Agreement of Compromise and Settlement (the “Stipulation”), dated July 6, 2011, which is entered into between (i) plaintiffs Buttonwood Tree Value Partners, LP (“Buttonwood”), (ii) I. Wistar Morris, III, I. Wistar Morris, III IRA, the Cotswold Foundation Trust, and I. Wistar Morris, III 401-K Plan (the “Morris Plaintiffs,” and together with Buttonwood, the “Class Representatives”), on their own behalf and on behalf of the Settlement

Class, as defined herein, (iii) the Allen Dragge Jr. Trust, the Suzanne S. Dragge Trust 1990 GST Trust UA 11/15/1990, the Allen O. Dragge Revocable Trust, the S. Dragge Charitable Trust FBO A. Dragge, the Suzanne S. Dragge Trust, the Aaron Dragge 1990 Trust and the Courtney Dragge 1990 Trust (the “Dragge Plaintiffs”), and (iv) the 1974 Suzanne D. Icaza Trust, the 1974 Suzanne Dragge Charitable Trust FBO Suzanne D. Icaza, the Suzanne D. Icaza Revocable Trust, the Suzanne Smith Dragge 1990 GST Trust FBO Suzanne Icaza, the Dana Icaza 1990 Trust, the Catherine Icaza 1990 Trust, the Suzanne Smith Dragge 1990 Trust FBO Bruce S. Dragge, the Suzanne S. Dragge Charitable Trust FBO Bruce S. Dragge UAD 12/20/74, and the Bruce S. Dragge Trust UAD 11/13/74 (the “Icaza Plaintiffs,” and together with the Dragge Plaintiffs and the Class Representatives, the “Plaintiffs”); (v) defendants Smith Investment Company (“SICO”), Smith Investment Company LLC (“SPINCO”), (vi) Harold M. Stratton II, and Edward E. Barr (the “Special Committee Defendants”), (vii) Bruce M. Smith, Arthur O. Smith, Arthur O. Smith III, Mark D. Smith and the Smith Family Voting Trust (the “Smith Defendants” and, together with SICO, SPINCO and the Special Committee Defendants, the “Defendants”); and (viii) Great American Insurance Company (“GAIC”), by and through their undersigned attorneys, together with the Settlement Agreement, as defined herein, state all of the terms of the settlement and resolution of this matter (the “Settlement”) and is intended by the Parties, as defined herein, to fully and finally compromise, resolve, discharge and settle the Released Claims, as defined herein, subject to the approval of the Wisconsin Court, as defined herein:

Background to the Settlement

A. Descendants of Charles Jeremiah Smith (collectively, the “Smith Family”) formed SICO in 1923 to hold their controlling interest in A. O. Smith Corporation (“AOS”). Immediately prior to the Merger, as defined herein, SICO owned 97.9% of AOS’s Class A common stock and 7.1% of AOS’s common stock, representing a combined 78.8% of the total voting power of both classes of AOS stock combined.

B. SICO’s common stock historically traded at a significant discount to the underlying value of SICO’s most significant asset – its shares of AOS stock.

C. On December 18, 2007 SICO’s Board of Directors (the “SICO Board”) formed a special committee (the “SICO Special Committee”) comprised of two SICO directors, Harold M. Stratton II, and Edward E. Barr, and authorized the SICO Special Committee to, among other things, determine the advisability of a potential transaction that might reduce or eliminate the discount, negotiate the terms of a potential transaction, and determine whether a potential transaction was fair to and in the best interests of SICO’s stockholders that were unaffiliated with the Smith Family.

D. On February 1, 2008, the SICO Special Committee, its legal counsel and others met with various Smith Family members and trusts formed for their benefit who collectively owned approximately 53% of the outstanding shares of SICO common stock.

E. Following these meetings, the SICO Special Committee met and resolved to recommend to the SICO Board a proposal for a merger transaction with AOS. Upon receiving this recommendation, the SICO Board unanimously approved proposing this transaction to AOS.

F. On February 2, 2008, the SICO Special Committee and Bruce M. Smith, SICO’s CEO, met with Paul W. Jones, CEO and Chairman of the board of directors of AOS. During this meeting SICO proposed that SICO be merged into a newly formed subsidiary of AOS in a tax-free reorganization in which SICO’s AOS shares would be cancelled and SICO’s stockholders would receive AOS shares of the same number and type as those formerly held by SICO. On February 4, 2008, SICO and AOS each issued a press release announcing that AOS had received a proposal from SICO.

G. On February 10, 2008, the AOS Board of Directors (the “AOS Board”) formed a special committee (the “AOS Special Committee”), and authorized the AOS Special Committee to, among other things, review and evaluate the terms and conditions of any potential transaction, including SICO’s proposed transaction, negotiate the terms of a potential transaction, and determine whether a potential transaction would be fair to and in the best interests of AOS and AOS’s stockholders that were unaffiliated with the Smith Family.

H. On February 26, 2008, Buttonwood commenced a class action in the Wisconsin Circuit Court in and for Milwaukee County (the “Wisconsin Court”) against Arthur O. Smith, Arthur O. Smith III, Bruce M. Smith, Harold M. Stratton II, Edward E. Barr, Wesley A. Ulrich, Glen R. Bomberger, Jere D. McGaffey, SICO and AOS, on behalf of themselves and all of SICO’s shareholders other than the named defendants and members of their immediate families, styled Buttonwood Tree Value Partners, LP v. Arthur O. Smith, et al., Case No. 08-CV-002963 (the “Buttonwood Action”), alleging, among other things, that the individual defendants named in the Buttonwood Action had breached their fiduciary duties in connection with the transaction proposed on February 2, 2008, and seeking, among other things, an injunction (i) requiring the named defendants to provide Buttonwood with all documents relevant to the terms and conditions of proposed transaction and (ii) permitting Buttonwood to participate in future negotiations related to the proposed transaction.

I. On April 28, 2008, the Wisconsin Court entered a stipulation and order staying the Buttonwood Action until such time as (i) SICO publicly announced the execution of a definitive written agreement with respect to a transaction between SICO and AOS, and (ii) SICO disseminated a definitive proxy statement with respect to a meeting of the SICO stockholders to consider such a transaction.

J. On August 19, 2008, various members of the Smith Family and trusts formed by and for the benefit of certain members of the Smith Family (“the Smith Family Trusts”) filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) disclosing their intention to jointly engage in discussions with other SICO shareholders, the SICO Special Committee and AOS regarding a possible transaction between SICO and AOS.

K. On December 9, 2008, AOS, SICO, SPINCO and SICO Acquisition, LLC (“SICO Acquisition”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provided for the merger of SICO with and into SICO Acquisition with SICO Acquisition surviving as a wholly-owned subsidiary of AOS (the “Merger”). The Merger Agreement provided, among other things, that SICO stockholders would receive 2.396 shares of AOS Class A common stock and 0.463 shares of AOS common stock for each outstanding share of SICO stock they own, subject to provisions requiring that $15,000,000 in AOS common stock be deposited into an escrow account and released only after satisfying indemnification claims (if any) made by AOS and its subsidiaries. The Merger Agreement further provided, among other things, that, prior to consummation of the Merger, (i) SICO would contribute substantially all of its assets and obligations other than its shares of AOS stock to SPINCO, and (ii) SICO would distribute SICO’s ownership interests in SPINCO to SICO’s stockholders on a pro rata basis (the “Spinoff”).

L. On December 10, 2008, AOS filed a Form 8-K with the SEC announcing that the Merger Agreement had been signed and attaching a copy of the Merger Agreement as an exhibit. On this same date, SICO and AOS also issued a joint press release announcing the execution of the Merger Agreement.

M. On January 14, 2009, SICO issued an Information Statement relating to the Spinoff and SPINCO.

N. On January 19, 2009, SICO completed the Spinoff.

O. On January 30, 2009, SICO and AOS filed a joint proxy statement/prospectus (together with any exhibits or amendments thereof, the “Preliminary Joint Proxy”) relating to the Merger.

P. On February 19, 2009, Buttonwood filed an amended complaint (the “Buttonwood Amended Complaint”) in the Buttonwood Action (i) adding Roy Smith, K. Kreuger and Paul W. Jones as defendants, (ii) removing Harold M. Stratton II, Edward E. Barr, Glen R. Bomberger and Jere D. McGaffey as defendants, and (iii) alleging, among other things, that SICO and the individual defendants named in the Buttonwood Action had breached their fiduciary duties in connection with the Spinoff and proposed Merger, and that AOS had aided and abetted such breaches of fiduciary duty. The Buttonwood Amended Complaint sought, among other things, an order (i) enjoining the consummation of the proposed Merger and (ii) requiring the named defendants to make additional disclosures to SICO’s stockholders.

Q. On March 10, 2009, the attorneys for the parties to the Buttonwood Action executed a memorandum of understanding (the “MOU”) in which they agreed in principle to settle the Buttonwood Action.

R. On or about March 13, 2009, SICO and AOS issued a final joint proxy statement/prospectus (together with any exhibits or amendments thereof, the “Final Joint Proxy”) relating to the Merger which disclosed the existence of the MOU and reported that it contemplated the settlement of the Buttonwood Action in exchange for AOS’s adoption of certain governance measures and the dissemination of certain supplemental disclosures in the Final Joint Proxy.

S. At an AOS stockholder meeting held April 14, 2009, the holders of a majority of AOS’s stock voted in favor of the proposed Merger.

T. At a SICO stockholder meeting held April 16, 2009, the holders of a majority of SICO’s stock voted in favor of the proposed Merger.

U. On April 22, 2009, SICO, SICO Acquisition and AOS consummated the Merger.

V. Certain members of the Smith Family entered into a voting trust agreement dated April 23, 2009, forming the Smith Family Voting Trust, a Wisconsin organized trust designed to permit certain members of the Smith Family to preserve their common interests in shares of AOS. On April 30, 2009, the Smith Family Voting Trust filed a Schedule 13D with the SEC, reporting beneficial ownership of 544,514 shares of AOS common stock and 4,190,200 shares of AOS Class A Common Stock.

W. On April 27, 2009, Buttonwood terminated the MOU and withdrew from settlement discussions.

X. On July 24, 2009, the Morris Plaintiffs commenced a class action in the Wisconsin Court against Bruce M. Smith, Arthur O. Smith, Arthur O. Smith III, Mark D. Smith, the Smith Family Voting Trust, SICO and SPINCO, on behalf of themselves and all of SICO’s shareholders other than the named defendants, “direct and indirect members” of the Smith Family and any “related party” (as that term is defined in the Final Joint Proxy), styled I. Wistar Morris, III, et al. v. Bruce M. Smith, et al., Case No. 09-CV-011559 (the “Morris Action”), alleging, among other things, that (i) the defendants named in the Morris Action had breached their fiduciary duties in connection with the Merger and Spinoff and (ii) the individual defendants and the Smith Family Voting Trust had been unjustly enriched by the Merger and

Spinoff, and seeking, among other things, disgorgement and an award of damages.

Y. On October 14, 2009, the Wisconsin Court entered an order (the “First Consolidation Order”) consolidating the Buttonwood Action and the Morris Action into a proceeding styled Buttonwood Tree Value Partners, LP, et al. v. Bruce M. Smith, et. al., Case No. 08-CV-002963 (the “Stockholder Class Action”). The First Consolidation Order also (i) appointed Taylor & McNew LLP (“Taylor & McNew”) to serve as lead counsel for the Litigation Class, as defined herein, (ii) authorized Taylor & McNew to coordinate the prosecution of all aspects of the Stockholder Class Action, and (iii) provided that all parties who had been named as defendants in the Buttonwood Action but not named as defendants in the Morris Action were deemed to have been dismissed without prejudice.

Z. On October 16, 2009, in accordance with the terms of the First Consolidation Order, the plaintiffs in the Stockholder Class Action filed an amended class action complaint (the “Consolidated Amended Complaint”). The Consolidated Amended Complaint did not name Wesley A. Ulrich, Paul W. Jones, Roy Smith, K. Kreuger and AOS (parties that had been named as defendants in the Buttonwood Amended Complaint) as defendants in the Stockholder Class Action.

AA. On April 30, 2010, the Wisconsin Court entered an order appointing Hale & Wagner, S.C. (“Hale & Wagner,” and together with Taylor & McNew “Plaintiffs’ Counsel”) as Wisconsin counsel for the Litigation Class in the Stockholder Class Action.

BB. On August 17, 2010, upon an unopposed motion by Plaintiffs’ Counsel, the Wisconsin Court entered an order (the “Class Certification Order”) certifying a class consisting of “all record and beneficial owners of Smith Investment Company stock on April 22, 2009, other than Defendants, ‘Smith Family Members’ and their ‘Related Parties’ as those terms are defined in the Amended and Restated Certificate of Incorporation of A.O. Smith Corporation filed with the Delaware Secretary of State on April 22, 2009” (the “Litigation Class”). The Class Certification Order also (i) appointed Buttonwood and the Morris Plaintiffs to serve as Class Representatives of the Litigation Class in the Stockholder Class Action, and (ii) appointed R. Bruce McNew of Taylor & McNew to serve as lead counsel and Hale & Wagner to serve as local counsel for the Litigation Class in the Stockholder Class Action.

CC. On January 26, 2011, the plaintiffs in the Stockholder Class Action filed a second amended complaint (the “Second Amended Class Action Complaint”). Among other things, the Second Amended Class Action Complaint joined the Special Committee Defendants as defendants to the Stockholder Class Action and added a claim for punitive damages. In addition, the Second Amended Class Action Complaint contained allegations: (i) asserting that the Merger and the creation of the Smith Family Voting Trust had transferred control over AOS from SICO to the Smith Family Trusts; (ii) claiming that the Smith Family Trusts had misappropriated SICO’s control premium over AOS without sufficiently compensating SICO stockholders unaffiliated with the Smith Family Trusts; (iii) arguing that SPINCO had been created for the improper purpose of providing a vehicle for Bruce M. Smith to conduct highly unprofitable business operations of a personal interest to him; (iv) distinguishing between different factions of the Smith Family and the alleged impact of the Merger and Spinoff on their respective interests; (v) detailing the roles played by certain individuals and law firms in accomplishing the Merger and Spinoff; (vi) recounting SICO’s alleged pursuit of the Merger prior to the formation of the SICO Special Committee; (vii) detailing alleged misconduct that occurred at a 2007 meeting in Florida between certain Defendants; (viii) identifying alleged malfeasance during the February 1, 2008 meetings between the SICO Special Committee and its legal counsel and representatives of the Smith Family Trusts; (ix) alleging that Section 203 of the Delaware General Corporation Law and the federal securities laws prohibited the Smith Family Trusts from acting as they had and that the SICO Special Committee should have attempted to prevent the Smith Family Trusts from acting in concert; and (x) alleging that the Final Joint Proxy was drafted to conceal this alleged misconduct. The Second Amended Class Action Complaint sought compensatory and punitive damages, and sought a disgorgement of the control premium allegedly transferred from SICO to the Smith Family Voting Trust in the Merger and alleged unjust enrichment from the challenged actions.

DD. On February 3, 2011, the Dragge Plaintiffs commenced a lawsuit in the Wisconsin Court against Bruce M. Smith, Arthur O. Smith, Arthur O. Smith III, Mark D. Smith, Harold M. Stratton II, Edward E. Barr, SICO, the Smith Family Voting Trust and SPINCO styled The Allen Dragge Jr. Trust, et al., v. Bruce M. Smith, et. al., Case No. 11-CV-001100 (the “Dragge Action”), which contained substantially similar allegations.

EE. On February 7, 2011, the Icaza Plaintiffs commenced a lawsuit in the Wisconsin Court against Bruce M. Smith, Arthur O. Smith, Arthur O. Smith III, Mark D. Smith, Harold M. Stratton II, Edward E. Barr, SICO, the Smith Family Voting Trust and SPINCO styled 1974 Suzanne D. Icaza Trust, et al., v. Bruce M. Smith, et. al., Case No. 11-CV-001869 (the “Icaza Action”), which contained substantially similar allegations.

FF. On April 12, 2011, the Wisconsin Court entered an order (the “Second Consolidation Order”) consolidating the Stockholder Class Action with the Dragge Action and Icaza Action to form the above-captioned action (the “Consolidated Action” or the “Actions”).

GG. In connection with the Actions, Plaintiffs have (i) propounded eleven sets of document requests comprising forty discrete requests; (ii) propounded three sets of interrogatories; (iii) served subpoenas on fifteen separate third parties; (iv) produced approximately three thousand pages of documents; and (v) produced a privilege log containing over four hundred entries.

HH. In connection with the Actions, Defendants have (i) propounded three sets of document requests comprising fifty-eight discrete requests; (ii) propounded three sets of interrogatories; (iii) served subpoenas on five separate third parties; (iv) deposed two individuals; (v) produced over two hundred thousand pages of documents; and (vi) produced a privilege log containing approximately three thousand entries.

II. On June 15, 2011, after engaging in arms’ length negotiations regarding a potential resolution of the claims asserted in the Actions, the Parties executed a settlement agreement (the “Settlement Agreement”) containing the terms for the Parties’ agreement to resolve the Actions. The Settlement Agreement contemplated that the parties would enter into this Stipulation for filing with the Court. The provisions of the Settlement Agreement and this Stipulation constitute the Settlement. To the extent there is any inconsistency, the Settlement Agreement shall control.

JJ. In negotiating and evaluating the terms of the Settlement Agreement and this Stipulation, Plaintiffs’ Counsel considered the significant legal and factual defenses to Plaintiffs’ claims, the time and expense that would be incurred by further litigation and the uncertainties inherent in such litigation. Based upon their evaluation, Plaintiffs’ Counsel have determined that the terms of the Settlement is fair, reasonable and adequate and in the best interests of Plaintiffs and the Settlement Class and that they confer substantial benefits upon Plaintiffs and the Class Members, as defined herein. In settling, the Plaintiffs are not admitting any infirmity in their claims.

KK. The entry by Defendants into the Settlement Agreement and this Stipulation is not an admission as to the merit of any claims asserted in the Actions. The Defendants have denied and continue to deny any and all allegations of wrongdoing, fault, liability or damage to Plaintiffs or the Settlement Class, deny that they committed, aided and abetted or otherwise engaged in the commission of any wrongdoing or violation of law, deny that the disclosures, SEC filings, public filings, periodic reports, press releases, proxy statements, prospectuses or other statements issued, made available or filed relating, directly or indirectly, to the Merger or the Spinoff are in any way deficient, deny that the Plaintiffs or the Class Members have suffered any damage whatsoever, deny that they acted improperly in any way, believe that they acted properly at all times, maintain that they diligently and scrupulously complied with their fiduciary duties, maintain that they have committed no disclosure violations or any other breach of duty whatsoever in connection with the Merger or Spinoff, including any public disclosures relating thereto, and believe that the Actions have no merit, but wish to enter into the Settlement solely because they believe it desirable that the Actions be settled and dismissed with prejudice in order to, among other things, (i) eliminate the uncertainties, burden and expense of further protracted litigation, and (ii) finally put to rest and terminate all the claims that were or could have been asserted against Defendants in the Actions.

LL. The fact of and provisions contained in the Settlement Agreement, this Stipulation and the Settlement, and all negotiations, discussions, actions and proceedings in connection with any of the foregoing, shall not be deemed or constitute a presumption, a concession or an admission by any Party, any signatory hereto or any Released Party, as defined herein, of any fault, liability or wrongdoing, or lack of any fault, liability or wrongdoing, as to any facts or claims alleged or asserted in the Actions, and shall not be interpreted, construed, deemed, involved, invoked, offered or received in evidence or otherwise used by any person in the Actions or any other action or proceeding, whether civil, criminal or administrative; provided, however, that the Settlement Agreement, the Stipulation and/or the Judgment, as defined herein, may be introduced in any proceeding, whether in the Wisconsin Court or otherwise, as may be necessary to argue that the Stipulation and/or Judgment has res judicata, collateral estoppel or other issue or claim preclusion effect or to otherwise consummate or enforce the Settlement and/or Judgment.

MM. The Settlement on the terms and conditions set forth herein will include, but not be limited to, a release of all claims, as further detailed herein, which were or could have been asserted in the Actions.

NOW, THEREFORE, IT IS HEREBY STIPULATED, CONSENTED TO AND AGREED, by the Class Representatives, on behalf of themselves and the Settlement Class, the Individual Plaintiffs as members of the Settlement Class and the Defendants, that, subject to the approval of the Wisconsin Court and pursuant to the conditions set forth herein and in the Settlement Agreement, for the good and valuable consideration set forth herein and in the Settlement Agreement, the Actions shall be finally and fully settled, compromised and dismissed, on the merits and with prejudice, and the Released Claims shall be finally and fully compromised, settled, released and dismissed with prejudice as to the Released Parties, in the manner and upon the terms and conditions set forth.

A.	Definitions

1. The following capitalized terms, used in this Stipulation, shall have the meanings specified below:

a. “Authorized Claimants” mean those Eligible Stockholders that file a valid Proof of Claim in timely fashion.

b. “Available GAIC Policy Proceeds” means the confidential dollar amount set forth in the Settlement Agreement.

c. “Class Member” means a member of the Settlement Class.

d. “Class Representatives” mean Buttonwood and the Morris Plaintiffs.

e. “Defendants” mean Arthur O. Smith, Arthur O. Smith III, Bruce M. Smith, Mark D. Smith, Harold M. Stratton II, Edward E. Barr, the Smith Family Voting Trust, SPINCO and SICO.

f. “Effective Date” means the date that an order approving the Settlement becomes Final. Notwithstanding the foregoing, the Effective Date shall not be conditioned upon the approval of any award of attorneys’ fees and expenses to Plaintiffs’ counsel and shall not be delayed based on any proceedings solely relating to any award of attorneys’ fees and expenses to Plaintiffs’ Counsel.

g. “Eligible Shares” mean the number of AOS shares received by an Authorized Claimant in the Merger and sold prior to June 12, 2011.

h. “Eligible Stockholders” mean those Class Members who sold AOS shares received in the Merger prior to June 12, 2011.

i. “Final”, as it relates to a court order, means no longer subject to further appeal or review by the Wisconsin Court of Appeals or the Wisconsin Supreme Court, whether by affirmance on or exhaustion of any possible appeal or review, writ of certiorari, lapse of time or otherwise.

j. “GAIC” means Great American Insurance Company.

k. “GAIC Policy” means Great American Directors’, Officers’,

Insured Entity and Employment Practices Liability Policy No. DOL8810953, issued to SICO for the Policy Period of June 30, 2007 to June 30, 2008 referred to in the Settlement Agreement.

l. “Individual Plaintiffs” mean the Dragge Plaintiffs and the Icaza Plaintiffs.

m. “Judgment” means the Order and Final Judgment to be entered in the Actions substantially in the form attached as Exhibit B hereto.

n. “Notice” means the Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing to be mailed to Class Members in substantially in the form attached hereto as Exhibit C.

o. “Parties” means Plaintiffs and Defendants.

p. “Plaintiffs” mean the Class Representatives and the Individual Plaintiffs.

q. “Plaintiffs’ Counsel” means Taylor & McNew LLP and Hale & Wagner, S.C.

r. “Released Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims, as defined herein, that any or all Class Representatives or Class Members (including the Individual Plaintiffs) ever had or now have, in their capacity as stockholders of SICO or unitholders of

SPINCO, whether direct, derivative, individual, class, representative, legal, equitable or of any other type, against any of the Released Parties, whether based on state, local, foreign, federal, statutory, regulatory, common or other law or rule (including but not limited to any claims under federal or state securities or disclosure laws or any claims that could be asserted derivatively on behalf of SICO or SPINCO), which, now or hereafter, are based upon, arise out of, relate in any way to, or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were or could have been alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to, directly or indirectly, the Actions or the subject matter of the Actions, in any court, tribunal, forum or proceeding, including, without limitation, any and all claims which are based upon, arise out of, relate in any way to, or involve, directly or indirectly, (i) the Merger or the Spinoff or any securities issued in connection therewith, (ii) any actions, deliberations, or negotiations in connection with the Merger or the Spinoff, including the process of deliberation or negotiation by each of SICO, SPINCO and AOS and any of their respective officers, directors or advisors, (iii) the consideration received in connection with the Merger and the Spinoff, (iv) any disclosures, SEC filings, public filings, periodic reports, press releases, proxy statements, prospectuses or other statements issued, made available or filed relating, directly or indirectly, to the Merger or the Spinoff, including without limitation claims under any and all federal securities laws (including those within the exclusive jurisdiction of the federal courts), (v) actions or investments with respect to (including, but not limited to, purchases, repurchases, sales, exercises of rights with respect to and decisions to hold) securities or other assets owned by SICO, SPINCO or their respective affiliates on or before the date of the Settlement

Agreement, (vi) the fiduciary duties and obligations of the Released Parties in connection with the Merger and the Spinoff, (vii) the compensation and other benefits paid to officers and directors of SICO, SPINCO and AOS on or before the date of the Settlement Agreement or in accordance with the Settlement Agreement, (viii) the fees, expenses or costs incurred in prosecuting, defending, or settling the Actions, (ix) any of the allegations in any complaint or amendment(s) thereto filed in the Actions, or (x) any deliberations, negotiations, representations, omissions or other conduct leading up to the execution of the Settlement Agreement or this Stipulation; provided, however, that the Released Claims shall not include the right to enforce the Settlement.

s. “Released Parties” means, whether or not any or all of the following persons or entities were named, served with process or appeared in the Actions, (i) Arthur O. Smith, Bruce M. Smith, Arthur O. Smith III, Mark D. Smith, Edward E. Barr, Harold M. Stratton II, Jere D. McGaffey, Glen R. Bomberger, Margaret B. Smith, Elizabeth B. Smith, Robert L. Smith, Daniel M. Hess, the Smith Family Voting Trust, the Smith Family Trusts, SICO, SICO Acquisition, SPINCO and AOS, (ii) any person or entity which is, was or will be related to or affiliated with any or all of them or in which any or all of them has, had or will have a controlling interest, (iii) GAIC, and (iv) the respective past, present or future family members, spouses, heirs, trusts, trustees, executors, estates, administrators, depositors, beneficiaries, distributees, foundations, agents, employees, fiduciaries, partners, partnerships, joint ventures, member firms, limited liability companies, corporations, parents, subsidiaries, divisions, affiliates, associates, associated entities, shareholders, principals, officers, directors, managing directors, members, managers, predecessors, predecessors in interest, successors, successors in interest, assigns, advisors, consultants, bankers, entities providing any fairness opinion, underwriters, brokers, dealers, lenders, attorneys, representatives, accountants, insurers, co-insurers, and reinsurers, of each and all of the foregoing.

t. “Scheduling Order” means the order providing for the mailing to the Class Members of the Notice, the scheduling of the Settlement Hearing and the injunction against the prosecution of any of the Released Claims pending further order of the Wisconsin Court to be entered in the Actions substantially in the form attached as Exhibit A hereto.

u. “Settlement” means the settlement of the Actions between and among the Class Representatives, on behalf of themselves and the Settlement Class (including the Individual Plaintiffs) and the Defendants, as set forth in the Settlement Agreement and this Stipulation.

v. “Settlement Class” means all record holders and beneficial owners of SICO common stock at any time between and including February 4, 2008 and April 22, 2009, and their respective successors in interest, successors, predecessors in interest, predecessors, representatives, trustees, executors, administrators, estates, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, together with their predecessors in interest, predecessors, successors in interest, successors, and assigns, but excluding the named defendants in the Actions and the shareholders of SICO who became depositors in the Smith Family Voting Trust. The Individual Plaintiffs consent to and agree to become members of the Settlement Class.

w. “Settlement Hearing” means the hearing to be held by the Wisconsin Court to determine whether to certify the Settlement Class for settlement purposes, whether the Class Representatives and Plaintiffs’ Counsel have adequately represented the Settlement Class, whether the proposed Settlement should be approved as fair, reasonable and adequate, whether all Released Claims should be dismissed with prejudice, whether the Judgment approving the Settlement should be entered, and, if the parties reach agreement on a stipulated award of attorneys’ fees, determine whether to approve that stipulation.

x. “Smith Family Trusts” means those individuals and trusts included in the definition of “Smith Family Trusts” in the Final Joint Proxy.

y. “SFT” means the Smith Family Voting Trust and its depositors and beneficiaries, and their respective current and future trustees, transferees, successors and assigns.

z. “SPINCO Cash Flow Forecast” means the cash flow forecast prepared by SPINCO management and provided to Plaintiffs’ Counsel on June 4, 2011 in connection with the Settlement.

aa. “Total Eligible Shares” means the total number of Eligible Shares of all Authorized Claimants.

bb. “Unknown Claims” means any claim within the scope of the claims defined in Released Claims that any Class Representative or any Class Member (including the Individual Plaintiffs) does not know or suspect exists in his, her or its favor at the time of the release of the Released Claims as against the Released Parties, including without limitation those which, if known, might have affected the decision to enter into the Settlement. Upon the Effective Date, each Class Representative shall expressly and each of the Class Members (including the Individual Plaintiffs) shall be deemed to have, and by operation of the judgment shall have, expressly waived, relinquished and released any and all provisions, rights and benefits conferred by or under Cal. Civ. Code § 1542 or any law of the United States or any state of the United States or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As part of the Settlement, the Class Representatives have acknowledged, and the Class Members (including the Individual Plaintiffs) by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of the Class Representatives, and by operation of law the Class Members (including the Individual Plaintiffs), to completely, fully, finally and forever extinguish any and all Released Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. The Class Representatives have also acknowledged, and the Class Members (including the Individual Plaintiffs) by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of “Released Claims” was separately bargained for and was a material element of the Settlement and was relied upon by each and all of Defendants in entering into the Settlement.

B.	Settlement Consideration and Scope of the Settlement

2. In consideration for the full and final settlement and dismissal with prejudice of, and the release of, any and all Released Claims against the Released Parties:

a. The SFT (i) shall not support, vote for or consent to any merger, consolidation or business combination of AOS with or into another entity (whether or not AOS is the surviving entity), unless the holders of AOS common stock (the “Common Stock”) shall be entitled to receive per share consideration that is identical to the per share consideration received by the holders of the AOS Class A common stock (the “Class A Common Stock”); and (ii) shall vote against any merger, consolidation or business combination of AOS with or into another entity (whether or not AOS is the surviving entity) in which holders of the Common Stock shall not be entitled to receive per share consideration that is identical to the per share consideration received by the holders of the Class A Common Stock;

b. The SFT shall not transfer by sale, assignment, gift, bequest, appointment or otherwise, any share of Class A Common Stock to any person other than one meeting the definition of “Permitted Transferee” as set out in subparts (A) and (B) of paragraph (A)(3)(f)(ii) of Article 4 of the Amended and Restated Certificate of Incorporation of A. O. Smith Corporation (the “Certificate”). The foregoing shall not prohibit the voluntary conversion of Class A Common Stock into Common Stock and shall not prohibit a “Non-Permitted Transfer” resulting in conversion of each transferred share of Class A Common Stock into a share of Common Stock as provided in paragraphs (A)(3)(f) and (g) of Article 4 of the Certificate;

c. The SFT shall not support, vote for or consent to, and shall vote against, any amendment to: (1) the definition of “Permitted Transferee” in paragraph (A)(3)(f)(ii) of Article 4 of the Certificate, and/or (2) the automatic conversion of Class A Common Stock to Common Stock as provided in paragraphs (A)(3)(e),(f) and (g) of Article 4 of the Certificate;

d. The SFT shall cause each and all of its Class A Common Stock certificates to be affixed with a legend noting that the stock is subject to the terms of the Settlement and shall cause AOS to maintain a record of such terms and to agree that any reissuance of such shares shall only be with certificates containing this legend;

e. SPINCO shall liquidate SPINCO’s remaining assets and distribute the proceeds thereof as promptly as practicable at the best available prices and in any event shall sell its operating businesses (which shall not include the business of renting or leasing real estate or providing warehousing services) within twelve (12) months of the execution of this Stipulation. Within twelve (12) months of the execution of this Stipulation, SPINCO shall cease incurring all Sales, General and Administrative expenses; provided however, that SPINCO may pay such expenses as are reasonably necessary in the judgment of its board of managers to maintain directors and officers insurance coverage, compensate three members of its board of managers (but not Bruce M. Smith) whose compensation shall not exceed an aggregate of $10,000 per person per year, and complete the liquidation of SPINCO. Notwithstanding anything to the contrary herein, SPINCO shall reduce Bruce M. Smith’s current base salary by fifty percent (50%) effective on and after January 1, 2012 and shall not employ Bruce M. Smith as an employee of SPINCO on or after June 1, 2012. Unless SPINCO has previously sold all of its real estate by other means, SPINCO shall conduct an auction within thirty (30) months of the execution of this Stipulation at which it shall sell any remaining real estate, provided that if SPINCO fails to receive any bids for any of its real estate assets, SPINCO may continue to hold such assets until it receives a bid. Except as provided above, the auction shall not be subject to any minimum bid requirements;

f. SPINCO shall not enter into new compensation arrangements with any of Defendants, unless those new compensation arrangements reduce the aggregate annual compensation owed by SPINCO to such Defendants as compared to the aggregate compensation owed by SPINCO to such Defendants over the preceding twelve (12) months. No compensation shall be paid to any Defendant other than under agreements whose existence has been disclosed publicly or to SPINCO’s unitholders;

g. SPINCO shall enter into an agreement with Bruce M. Smith

pursuant to which Bruce M. Smith’s Key Executive Severance Agreement shall be amended to provide that Bruce M. Smith (a) shall receive fifty percent (50%) of the Severance Payment (as defined therein) payable upon a Covered Termination (as defined therein) on or before January 1, 2012, and (b) shall receive immediately prior to SPINCO’s final liquidation distribution to its unitholders an amount equal to fifty percent (50%) of the Severance Payment payable upon a Covered Termination multiplied by a fraction, the denominator of which is the cumulative cash flow projected in the cash flow forecast prepared by SPINCO management and the numerator of which is the sum of the cash expected to be distributed in SPINCO’s final liquidation distribution to its unitholders (after taking into account any amount payable under this Paragraph) plus any cash distributed to SPINCO’s unitholders between the date of the Settlement Agreement and SPINCO’s final liquidation distribution;

h. All AOS shares currently in escrow in connection with the Merger shall be released and distributed to the former SICO stockholders on the Effective Date as provided in the relevant agreements; and

i. No later than five (5) business days after the entry of the Judgment, GAIC shall pay $1.5 million (the “Settlement Fund”) into an escrow account subject to the jurisdiction and control of the Wisconsin Court, provided that Plaintiffs’ Counsel has timely provided complete wire transfer information and instructions; and

j. GAIC shall pay any award of fees and expenses to Plaintiffs’ Counsel, either as stipulated and approved by the Wisconsin Court or as awarded in binding arbitration, as set forth in paragraph 39 hereof.

3. As of the Effective Date, the Actions and the Released Claims shall be dismissed with prejudice, on the merits and without costs.

4. As of the Effective Date, each Class Representative and all Class Members (including the Individual Plaintiffs) and their respective heirs, executors, administrators, estates, predecessors in interest, predecessors, successors in interest, successors, and assigns, agree to release and forever discharge, and by operation of the Judgment shall release and forever discharge, all Released Claims as against all Released Parties.

5. As of the Effective Date, the Released Parties shall be deemed to be released and forever discharged from all of the Released Claims.

6. As of the Effective Date, each Class Representative and all Class Members (including the Individual Plaintiffs) and their respective heirs, executors, administrators, estates, predecessors in interest, predecessors, successors in interest, successors and assigns, will be forever barred and enjoined from commencing, instituting or prosecuting any Released Claims against any of the Released Parties.

C.	Conditional Certification of the Settlement Class

7. The Parties agree to the conditional certification of the Settlement Class for purposes of the Settlement only. The certification of the Class shall be binding only with respect to the Settlement. In the event that the Settlement is terminated pursuant to its terms, or is not approved in all material respects by the Wisconsin Court, a Party withdraws from the Settlement pursuant to the terms hereof, the Effective Date does not occur, the Settlement does not otherwise become Final for any reason, or any judgment or order entered pursuant hereto is reversed, vacated or modified in any material respect by the Wisconsin Court or any other court, the certification of the Settlement Class shall, except as provided in Paragraphs 14 and 15, be deemed vacated, the Actions shall proceed as though the Settlement Class had never been certified, and no reference to the certification of the Settlement Class, or to the Settlement Agreement, the Stipulation or any documents related thereto, shall be made by the Parties for any purpose, except as expressly authorized by the terms of this Stipulation. If any of the foregoing events occur, Defendants reserve the right to oppose certification of any plaintiff class (other than the Litigation Class) in any proceeding (including, but not limited to, any proceedings in the Actions).

D.	Submission of the Settlement to the Wisconsin Court for Approval

8. As soon as practicable after this Stipulation has been executed, Plaintiffs and Defendants shall jointly apply to the Wisconsin Court for entry of the Scheduling Order providing for, among other things: (a) the mailing to the Class Members of the Notice; (b) the scheduling of the Settlement Hearing to consider: (i) approval of the proposed Settlement, (ii) the joint request of the parties that the Judgment be entered, (iii) certification of the Settlement Class (for settlement purposes only), (iv) if the Parties reach agreement on a stipulated amount of fees and expenses to be awarded to Plaintiffs’ Counsel, whether to approve that stipulated amount, and (v) any objections to the foregoing; and (c) the injunction against the prosecution of any of the Released Claims pending further order of the Wisconsin Court.

E.	Conditions of Settlement

9. In the event that any claim related to the subject matter of the Actions, the Merger, the Spinoff or the Released Claims is commenced or prosecuted against any of the Released Parties in any court prior to the Judgment becoming Final, the Parties shall cooperate and use best efforts to secure the dismissal with prejudice (or a stay in contemplation of dismissal with prejudice, once the Judgment becomes Final) thereof.

10. The Settlement is expressly conditioned on and subject to the following conditions:

a. the Wisconsin Court enters the Scheduling Order substantially in the form attached hereto as Exhibit A;

b. the Wisconsin Court enters the Judgment substantially in the form attached hereto as Exhibit B;

c. Subject to the terms and provisions of Paragraph 41 hereof, GAIC deposits the full Settlement Fund into an escrow account in accordance with the terms and conditions set forth in Paragraph 2(i) hereof, and GAIC pays the amount determined in the Fee and Expense Award (or awarded by the Wisconsin Court, as the case may be) as set out in Paragraph 39 hereof; provided, however, that GAIC’s failure to satisfy its payment obligations under Paragraph 39 hereof because the Fee Award Arbitration remains pending shall not prevent or delay the Effective Date; and

d. The Judgment becomes Final.

11. Upon occurrence of all of the events referenced in the immediately preceding Paragraph, each of the Class Representatives and all Class Members (including the Individual Plaintiffs) shall hereby be deemed to have, and by operation of the Judgment shall have, fully, finally and forever, released, settled and discharged the Released Parties from and with respect to the Released Claims.

F.	Stay and Tolling Agreement

12. The Parties agree that all the proceedings in the Actions, other than those incident to the Settlement, shall be stayed pending the Effective Date. The Parties agree not to commence or prosecute any other proceedings other than those incident to the Settlement itself. The times to respond to any filed or served pleadings or discovery requests, including discovery served on third parties, are extended during this stay.

13. Defendants agree that the tolling period in the Tolling and Status Quo Agreement as of March 18, 2011 (the “Tolling Agreement”) shall be extended until thirty days after the expiration of the stay referenced in the foregoing paragraph.

G.	Effect of Disapproval, Cancellation or Termination

14. In the event that the Settlement is terminated pursuant to its terms, is not approved in all material respects by the Wisconsin Court, a Party withdraws from the Settlement pursuant to the terms thereof, the Effective Date does not occur, the Settlement does not otherwise become final for any reason, or any judgment or order entered pursuant hereto is reversed, vacated or modified in any material respect by the Wisconsin Court or any other court, this Stipulation shall be cancelled, terminated and rendered null and void and of no force and effect unless counsel for each of the Parties, within ten (10) business days from receipt of such ruling or event, agrees in writing with counsel for the other Parties hereto to proceed with this Stipulation and Settlement, including only with such modifications, if any, as to which all other Parties in their sole judgment and discretion may agree. For purposes of this Paragraph, an intent to proceed shall not be valid unless it is expressed in a signed writing. If the Parties submit a stipulated attorneys’ fee and expense amount to the Wisconsin Court for approval, neither a modification nor a reversal on appeal of the amount of fees, costs and expenses awarded by the Wisconsin Court to Plaintiffs’ Counsel shall be deemed a material modification of the Judgment or this Stipulation.

15. In the event that this Stipulation is terminated pursuant to its terms, is not approved in all material respects by the Wisconsin Court, a Party withdraws from the Settlement pursuant to the terms thereof, the Effective Date does not occur, the Settlement does not otherwise become final for any reason, or any judgment or order entered pursuant hereto is reversed, vacated or modified in any material respect by the Wisconsin Court or any other court, the Settlement Fund, including interest or other income actually earned thereon, less any taxes or tax expenses and any costs or expenses of notice or administration actually incurred and paid or payable, shall be refunded to GAIC within ten (10) business days after such cancellation or termination.

16. Except as provided in Paragraphs 14 and 15, in the event that this Stipulation is terminated pursuant to its terms, is not approved in all material respects by the Wisconsin Court, a Party withdraws from the Settlement pursuant to the terms thereof, the Effective Date does not occur, the Settlement does not otherwise become final for any reason, or any judgment or order entered pursuant hereto is reversed, vacated or modified in any material respect by the Wisconsin Court or any other court, (a) all of the Parties to this Stipulation shall be deemed to have reverted to their respective litigation status immediately prior to the execution of this Stipulation, and they shall proceed in all respects as if this Stipulation had not been executed and the related orders had not been entered, (b) all of their respective claims and defenses as to any issue in the Actions shall be preserved without prejudice in any way, and (c) the statements made in connection with the negotiations of this Stipulation shall not be deemed to prejudice in any way the positions of the Parties with respect to the Actions, or to constitute an admission of fact of wrongdoing by any Party, shall not be used or entitle any Party to recover any fees, costs or expenses incurred in connection with the Actions, and neither the existence of this Stipulation nor its contents nor any statements made in connection with its negotiation or any settlement communications shall be admissible in evidence or shall be referred to for any purpose in the Actions, or in any other litigation or judicial proceeding. In the event any of the foregoing occurs, Defendants reserve the right to oppose certification of any plaintiff class (other than the Litigation Class) in any future proceedings (including, but not limited to, in any proceedings in the Actions).

H.	Administration of the Settlement Fund

17. Plaintiffs’ Counsel shall retain a settlement administrator (the “Settlement Administrator”), which shall, subject to the supervision, direction and approval of the Wisconsin Court, oversee administration and distribution of the Settlement Fund.

18. In accordance with the Scheduling Order, Defendants shall provide to Plaintiffs’ Counsel a list of all SICO stockholders of record between and including February 4, 2008 and April 22, 2009, but excluding the named defendants in the Actions and the shareholders of SICO who became depositors in the Smith Family Voting Trust (the “Stockholder List”).

19. The Settlement Administrator shall discharge its duties under Plaintiffs’ Counsel’s supervision and subject to the jurisdiction of the Wisconsin Court. Plaintiffs’ Counsel, in accordance with the Scheduling Order, shall cause the Settlement Administrator (i) to mail, postage pre-paid, the Notice and a proof of claim form, substantially in the form attached as Exhibit D hereto (the “Proof of Claim”), to all SICO shareholders of record between and including February 4, 2008 and April 22, 2009, who are on the list provided by Defendants, but excluding the named defendants in the Actions and the shareholders of SICO who became depositors in the Smith Family Voting Trust, at the address of each such person as set forth in the Stockholder List.

20. The Settlement Fund shall be applied as follows:

a. to pay all costs and expenses reasonably incurred in connection with disseminating the Notice and Proof of Claim to the Class Members, locating Eligible Stockholders and administering the Settlement;

b. to pay any taxes and tax expenses owed by the Settlement Fund; and

c. after the Effective Date, if one occurs, to distribute the remaining balance of the Settlement Fund (the “Net Settlement Fund”) to the Authorized Claimants pursuant to the proposed Plan of Allocation, as defined herein.

21. Plaintiffs’ Counsel may pay from the Settlement Fund, without further approval from Defendants or further order of the Wisconsin Court, all reasonable costs related to dissemination of the Notice and Proof of Claim and other administrative costs actually and reasonably incurred. Such costs and expenses shall include, without limitation, the actual costs of printing and mailing the Notice and Proof of Claim, reimbursements to nominee owners for forwarding the Notice and Proof of Claim to their beneficial owners, and the administrative expenses incurred and fees charged by the Settlement Administrator in connection with disseminating the Notice and Proof of Claim and processing the submitted Proofs of Claim. In the event that the Settlement is terminated pursuant to the terms of this Stipulation, any amounts reasonably paid or reasonably incurred pursuant to this paragraph shall not be returned or repaid to GAIC.

22. Defendants and the Released Parties shall bear no responsibility for making any of the foregoing payments or distributions, or for the costs, fees or expenses described in this Section.

23. Prior to the distribution of the Net Settlement Fund, Plaintiffs’ Counsel shall present for the approval of the Wisconsin Court a final accounting of the receipts to and disbursements from the Settlement Fund and the specific proposed distribution of the Net Settlement Fund to the Authorized Claimants (the “Plan of Allocation”). Defendants will take no position on the proposed Plan of Allocation. The Plan of Allocation is not a necessary term of the Settlement. Any dispute regarding the Plan of Allocation or modification of the Plan of Allocation by the Wisconsin Court shall not affect the enforceability of the Settlement, provide any of the Parties with the right to terminate the Settlement, impose an obligation on Defendants or GAIC to increase the consideration paid in connection with the Settlement or affect or delay the effectiveness and finality of the Judgment and the release of the Released Claims. Finality of the Settlement shall not be conditioned on any ruling by the Wisconsin Court solely concerning the Plan of Allocation.

24. Subject to the approval of the Wisconsin Court, the Plan of Allocation shall provide that each Authorized Claimant will be entitled to receive a distribution from the Net Settlement Fund in an amount determined by (i) dividing the Authorized Claimant’s Eligible Shares by the Total Eligible Shares and (ii) multiplying the quotient by the dollar amount of the Net Settlement Fund. No such distribution shall be made in the absence of an order approving such accounting and the Plan of Allocation (the “Class Distribution Order”).

25. Plaintiffs’ Counsel shall be responsible for supervising the administration of the Settlement and disbursement of the Net Settlement Fund. No Defendant shall have any involvement in, responsibility for, or liability relating to (i) the administration of or distributions from the Settlement Fund or (ii) the determination, calculation or payment of the Net Settlement Fund to the Class Members.

26. No Class Representative or Class Member (including the Individual Plaintiffs) shall have any claim against any other Plaintiff, Plaintiffs’ Counsel, Defendants, the Released Parties, the Settlement Administrator, GAIC, or any of their counsel, based on the distributions made substantially in accordance with the Plan of Allocation and/or orders of the Wisconsin Court.

I.	Distribution of the Net Settlement Fund

27. For purposes of determining the extent, if any, to which an Eligible Stockholder shall be entitled to be treated as an Authorized Claimant, the following conditions shall apply:

a. Each Eligible Stockholder shall be required to submit a completed Proof of Claim. The Proof of Claim must be supported by such documents as are designated therein or such other documents or proof as the Settlement Administrator, in its discretion, may deem acceptable;

b. All Proofs of Claim must be (a) submitted no later than 120 days after the date of mailing of the Notice and Proof of Claim and (b) received prior to the final calculation of the Net Settlement Fund (which shall not occur less than 150 days after the date of mailing of the Notice and Proof of Claim), unless such deadlines are extended by order of the Wisconsin Court. Any Eligible Stockholder who fails to submit a Proof of Claim within 120 days after the date of mailing of the Notice and Proof of Claim, or whose Proof of Claim is received after the calculation of the Net Settlement Fund, shall be forever barred from receiving any payment pursuant to the Settlement (unless, by order of the Wisconsin Court, a later submitted or received Proof of Claim by such Eligible Stockholder is approved), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Actions and the releases provided for herein, and will be barred from bringing or prosecuting any action against the Released Parties concerning the Released Claims. A Proof of Claim shall be deemed to have been submitted when mailed (i) if received with a postmark indicated on the envelope and (ii) if mailed by first-class mail (or more expedient means), addressed in accordance with the instructions thereon. In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Settlement Administrator;

c. Each Proof of Claim shall be submitted to and reviewed by the Settlement Administrator, under the supervision of Plaintiffs’ Counsel, who shall determine in accordance with this Stipulation the extent, if any, to which each claim shall be allowed, subject to review by the Wisconsin Court pursuant to subparagraph (e) below;

d. Proofs of Claim that do not meet the requirements in subparagraphs (a) and (b) may be rejected. Before rejecting a Proof of Claim, the Settlement Administrator shall communicate with the claimant in order to remedy any curable deficiencies in the Proof of Claim submitted. The Settlement Administrator and Plaintiffs’ Counsel may request such additional documentation as they deem necessary to determine a claim’s validity. The Settlement Administrator, under supervision of Plaintiffs’ Counsel, shall notify, in a timely fashion and in writing (the “Rejection Notice”), all claimants whose Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefore, and shall indicate in the Rejection Notice that the claimant whose claim is to be rejected has the right to a review by the Wisconsin Court if the claimant so desires and complies with the requirements of subparagraph (e) below. The Settlement Administrator shall have the right, but not the obligation, to waive what it deems to be formal or technical defects in any Proofs of Claim submitted, in the interests of achieving substantial justice;

e. If any claimant whose Proof of Claim has been rejected in whole or in part desires to contest such rejection, the claimant must, within twenty (20) days after the date of mailing of the Rejection Notice required in subparagraph (d) above, serve upon the

Settlement Administrator a statement of the claimant’s grounds for contesting the rejection, along with any supporting documentation, and requesting a review thereof by the Wisconsin Court. If a dispute concerning a claim cannot be otherwise resolved, Plaintiffs’ Counsel shall promptly thereafter present the request for review to the Wisconsin Court; and

f. The administrative determinations of the Settlement Administrator accepting and rejecting claims shall be presented to the Wisconsin Court for review.

28. Each claimant shall be determined to have submitted to the jurisdiction of the Wisconsin Court with respect to the claim submitted, and the claim will be subject to investigation and discovery under the Wisconsin Court’s Rules, provided that such investigation and discovery shall be limited to that claimant’s status as an Authorized Claimant and the validity and amount of the claim. No discovery shall be allowed on the merits of the Actions or the Settlement in connection with the processing of the Proofs of Claim.

29. The Wisconsin Court’s approval or rejection of the claims and payments pursuant thereto shall be deemed final and conclusive as to the Class Members (including the Individual Plaintiffs). All Eligible Stockholders whose claims are not approved by the Wisconsin Court (including, without limitation, any Eligible Stockholder who does not submit a Proof of Claim) shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Actions and the releases provided for herein, and will be barred from bringing or prosecuting any action against the Released Parties concerning the Released Claims.

30. All proceedings with respect to the administration, processing and determination of claims and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Wisconsin Court.

31. The Net Settlement Fund shall be distributed to Authorized Claimants only after the Effective Date and after: (i) all costs of administration, taxes and tax expenses have been paid or reserved; (ii) the Wisconsin Court has entered the Class Distribution Order; (iii) all claimants whose claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; and (iv) all objections with respect to all rejected or disallowed claims have been resolved by the Wisconsin Court, and all appeals therefrom have been resolved or the time therefore has expired (the “Distribution Time”).

32. At the Distribution Time, Plaintiffs’ Counsel shall direct the Settlement Administrator to make distributions from the Net Settlement Fund to each Authorized Claimant in accordance with the Plan of Allocation, as modified (if at all) by the Wisconsin Court pursuant to the Class Distribution Order.

33. Any modification of the Plan of Allocation by the Wisconsin Court shall not affect the enforceability of the Settlement, provide any of the Parties with the right to terminate the Settlement, impose an obligation on any of the Defendants or Released Parties to increase the consideration paid in connection with the Settlement or affect or delay the binding effect, effectiveness, or finality of the Judgment and the release of the Released Claims. Finality of the Settlement shall not be conditioned on any ruling by the Wisconsin Court solely concerning the Plan of Allocation.

34. This is not a claims-made settlement. Upon the Effective Date, none of the Defendants, nor GAIC, nor any person or entity who or which paid any portion of the

Settlement Fund on their behalf, shall have any right to the return of the Settlement Fund or any portion thereof, irrespective of the number of claims filed, the number of Total Eligible Shares of Authorized Claimants, or the amounts to be paid to Authorized Claimants from the Net Settlement Fund.

J.	Attorneys’ Fees and Expenses

35. Plaintiffs and Plaintiffs’ Counsel intend to seek an award of attorneys’ fees and expenses.

36. The Notice shall include an estimate by Plaintiffs of the value of the Settlement consideration which they intend to present at the Settlement Hearing to determine whether the Wisconsin Court should approve the Settlement. Defendants shall not take any position in the Notice or at the hearing on final approval of the Settlement on the value of the settlement consideration (except that it is sufficient to support the release of claims contemplated herein).

37. Immediately after the Parties have executed this Stipulation, they shall attempt to negotiate a stipulated amount of fees and expenses to be awarded to Plaintiffs’ Counsel. If the Parties are able to reach agreement on a stipulated award, it shall be submitted for the approval of the Wisconsin Court. Notwithstanding anything to the contrary herein, Defendants and GAIC reserve all rights in connection with the negotiation of any stipulated award of fees and expenses and the submission of any fee and expense application. Nothing in the foregoing sentence shall relieve the Parties of any obligations undertaken in the Settlement Agreement or this Stipulation.

38. Unless the Parties submit a stipulated amount of fees and expenses to be awarded to Plaintiffs’ Counsel for approval to the Wisconsin Court, then immediately after entry of the Judgment the Parties shall submit the dispute regarding the amount of fees and expenses to be awarded to Plaintiffs’ Counsel to binding arbitration (the “Fee and Expense Award Arbitration”) before the Honorable Stephen P. Lamb (the “Arbitrator”). The Fee and Expense Award Arbitration shall be conducted in accordance with the Settlement Agreement and this Stipulation and in accordance with Delaware Court of Chancery Rules 96, 97 and 98 to the extent they are applicable, and to the extent they do not control some aspect of the Fee and Expense Award Arbitration, in the manner the Arbitrator so directs. Plaintiffs’ Counsel shall commence the Fee and Expense Award by submitting to the Arbitrator and to Defendants’ counsel a petition for an award of attorneys’ fee and expenses in the form customarily presented in the Delaware Court of Chancery. Notwithstanding anything to the contrary herein, any award entered by the Arbitrator (the “Fee and Expense Award”) shall be final, conclusive and binding on the Parties and shall not be subject to any appeal or review of any sort whatsoever. Plaintiffs’ and GAIC shall share equally the fees and expenses of the Arbitrator.

39. No later than five (5) days after the later of (a) the entry of the Fee and Expense Award (or if a stipulated fee and expense amount is submitted to the Wisconsin Court, after approval by the Wisconsin Court) or (b) the Effective Date, GAIC shall pay the amount determined in the Fee and Expense Award (or awarded by the Wisconsin Court, as the case may be) to Plaintiffs’ lead counsel as full and complete compensation to all Plaintiffs’ Counsel, provided that Plaintiffs’ Counsel has timely provided complete wire transfer information and instructions. The amount referenced in the foregoing sentence shall not exceed the Available GAIC Policy Proceeds remaining after payment of the Settlement Fund and GAIC’s share of the fees and expenses of the Arbitrator. To the extent that the payment of any attorneys’ fee award would exceed the Available GAIC Policy Proceeds remaining after payment of the Settlement Fund and GAIC’s share of the fees and expenses of the Arbitrator, the attorneys’ fee award shall be reduced such that the sum of the Settlement Fund, GAIC’s shares of the fees and expenses of the Arbitrator and the attorneys fee award equal, in the aggregate, the Available GAIC Policy Proceeds.

K.	Miscellaneous Provisions

40. All of the Exhibits referred to herein shall be incorporated by reference as though fully set forth herein.

41. All payments contemplated by the Settlement shall be paid exclusively by GAIC. No Defendant or third party (other than GAIC) shall be responsible for any payments, fees, costs or expenses relating to the Settlement. If GAIC fails to perform its payment obligations under the Settlement, Plaintiffs shall have the option to withdraw from the Settlement upon written notice to all Parties of GAIC’s failure to perform hereunder, the subsequent expiration of seven (7) days in which GAIC shall be entitled to cure any failure to perform obligations identified by Plaintiffs, and the subsequent delivery within seven (7) days of written notice from Plaintiffs disclosing their determination to terminate the Settlement. Upon the performance by GAIC of its payment obligations under this Stipulation, Plaintiffs shall not have any right to withdraw from the Settlement. GAIC is a party to this Stipulation in pertinent part and subject to the jurisdiction of the Wisconsin Court solely for purposes of the Settlement.

42. The Parties represent and agree that the terms of the Settlement were negotiated at arms’ length and in good faith by the Parties, and reflect a settlement that was reached voluntarily based upon adequate information and sufficient discovery and after consultation with experienced legal counsel.

43. The fact of and provisions contained in this Stipulation and the Settlement, and all negotiations, discussions, actions and proceedings in connection with any of the foregoing are intended for settlement discussions only and shall not be deemed or constitute a presumption, concession or an admission by any Party, any signatory hereto or any Released Party of any fault, liability or wrongdoing or lack of any fault, liability or wrongdoing, as to any facts or claims alleged or asserted in the Actions or any other actions or proceedings, and shall not be interpreted, construed, deemed, involved, invoked, offered or received in evidence or otherwise used by any person in the Actions or any other action or proceeding, whether civil, criminal or administrative; provided, however, that the Stipulation and/or Judgment may be introduced in any proceeding, whether in the Wisconsin Court or otherwise, as may be necessary to argue that the Stipulation and/or Judgment has res judicata, collateral estoppel or other issue or claim preclusion effect or to otherwise consummate or enforce the Settlement and/or Judgment.

44. The Defendants have denied and continue to deny any and all allegations of wrongdoing, fault, liability or damage to the Class Representatives or the Settlement Class (including the Individual Plaintiffs), deny that they committed, aided and abetted or otherwise engaged in the commission of any wrongdoing or violation of law, deny that the disclosures, SEC filings, public filings, periodic reports, press releases, proxy statements, prospectuses or other statements issued, made available or filed relating, directly or indirectly, to the Merger or the Spinoff are in any way deficient, deny that the Class Representatives or the Class Members (including the Individual Plaintiffs) have suffered any damage whatsoever, deny that they acted improperly in any way, believe that they acted properly at all times, maintain that they diligently and scrupulously complied with their fiduciary duties, maintain that they have committed no disclosure violations or any other breach of duty whatsoever in connection with the Merger or Spinoff, including any public disclosures relating thereto, and believe that the Actions have no merit, but wish to enter into the Settlement solely because they believe it desirable that the

Actions be settled and dismissed with prejudice in order to, among other things, (i) eliminate the uncertainties, burden and expense of further protracted litigation, and (ii) finally put to rest and terminate all the claims that were or could have been asserted against Defendants in the Actions.

45. Plaintiffs’ Counsel deny any infirmity of any of their claims and deny the validity of any and all defenses asserted against their claims.

46. Except as modified herein, the Stipulation and Order Governing the Production and Exchange of Confidential Information shall survive this Stipulation.

47. The waiver by any Party of any breach of this Stipulation by any other Party shall not be deemed a waiver of that or any other prior or subsequent breach of any provision of this Stipulation by any other Party.

48. This Stipulation (including its Exhibits) and the Settlement Agreement constitute the entire agreement among the Parties and supersede any prior oral or written communications, understandings or agreements among the Parties with respect to the subject matter hereof. No representations, warranties or inducements have been made to or relied upon by any Party concerning this Stipulation, its Exhibits and the Settlement Agreement, other than the representations, warranties and covenants expressly set forth in such documents.

49. Each term of the Settlement, the Settlement Agreement and this Stipulation are material and non-severable. They may be waived, amended or modified only by a written instrument signed by counsel for all parties hereto or their successors.

50. The Parties may execute this Stipulation in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or electronic mail is as effective and delivering this Stipulation in the presence of all other Parties.

51. The parties hereto and their respective counsel of record agree that they will use their best efforts to obtain all necessary approvals of the Wisconsin Court required by this Stipulation (including, but not limited to, using their best efforts to resolve any objections raised to the Settlement).

52. Plaintiffs’ Counsel represent that none of Plaintiffs’ claims or causes of action in the Actions have been assigned, encumbered, or otherwise transferred in whole or in part. The Class Representatives each represent and warrant that they were shareholders in SICO throughout the period referenced in Paragraph 1(v) and that they have not assigned, encumbered, or otherwise transferred, in whole or in part, the claims in the Actions.

53. Each counsel signing this Stipulation represents and warrants that such counsel has been duly empowered and authorized to sign this Stipulation on behalf of his or her clients.

54. This Stipulation shall be binding upon and inure to the benefit of the Parties and their respective agents, executors, heirs, successors and assigns; provided, that no party shall assign or delegate its rights or responsibilities under this Stipulation without the prior written consent of the other Parties. The Released Parties who are not signatories hereto shall be third party beneficiaries under this Stipulation entitled to enforce this Stipulation in accordance with its terms.

55. This Stipulation, the Settlement and any dispute arising out of or relating in any way to this Stipulation or the Settlement, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the state of Wisconsin, without regard to conflict of laws principles. Each of the Parties (a) irrevocably submits to the personal jurisdiction of any state or federal court sitting in Milwaukee, Wisconsin, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Stipulation and/or the Settlement, (b) agrees that all claims in respect of such suit, action or proceeding shall be brought, heard and determined exclusively in the Wisconsin Circuit Court in and for Milwaukee County (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in Milwaukee, Wisconsin), (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Stipulation and/or the Settlement in any other court except as expressly provided therein, and (e) expressly waives, and agrees not to plead or to make any claim that any such action or proceeding is subject (in whole or in part) to a jury trial. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this Paragraph.

/s/ R. Bruce McNew	/s/ Kevin G. Abrams
R. Bruce McNew, Esq.	Kevin G. Abrams, Esq.
On behalf of Plaintiffs	On behalf of Defendants Smith Investment Company and Smith Investment Company LLC

/s/ K. Scott Wagner	/s/ Daniel Conley
K. Scott Wagner, Esq.	Daniel Conley, Esq.
On behalf of Plaintiffs	On behalf of Defendants Arthur O. Smith, Bruce M. Smith, Arthur O. Smith III, Mark D. Smith and the Smith Family Voting Trust

/s/ Ryan S. Stippich	/s/ James A. Skarzynski
Ryan S. Stippich, Esq.	James A. Skarzynski, Esq.
On behalf of Defendants Edward E. Barr and Harold M. Stratton II	On behalf of Great American Insurance Co.

/s/ James F. Stern
James F. Stern, Esq.
On behalf of A. O. Smith Corporation

Dated: July 6, 2011

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